UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 28, 2014 (July 28, 2014)

TCP CAPITAL CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	814-00899	56-2594706
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2951 28th Street, Suite 1000
Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 566-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Today, TCP Capital Corp. (the “Company”) announced that it has commenced a public offering of 5.4 million shares of its common stock (the “Offering”). In connection with the Offering, the Company disclosed in the related prospectus supplement that from April 1, 2014 through June 30, 2014, the Company invested approximately $168.6 million in senior secured loans to nine new and five existing portfolio companies with a weighted average effective yield of 9.9%. Additionally, during the three months ended June 30, 2014, the Company received approximately $87.9 million in proceeds from sales or repayments of investments with a weighted average effective yield of 9.8%.

Net combined leverage was approximately 0.63 times net equity at June 30, 2014 and approximately 0.69 times net equity at July 24, 2014.

The Company estimates that net investment income, after preferred dividends and incentive compensation on net investment income, will be in the range of $0.39 to $0.40 per share for the three months ended June 30, 2014, including current period interest and debt cost amortization associated with the issuance of our convertible notes. The Company estimates that net increase in net assets resulting from operations for the three months ended June 30, 2014 will be in the range of $0.32 to $0.34 per share. The Company estimates that net asset value per share as of June 30, 2014 will be in the range of $15.30 to $15.32. These estimates are based on management’s preliminary determination and have not been approved by the Company’s board of directors.

The estimates presented above are based on management’s preliminary determinations only and, consequently, the data set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 may differ from these estimates, and any such differences may be material. For example, estimated net asset value per share is based on the value of the Company’s total assets, including the Company’s investments (many of which are not publicly traded or whose market prices are not readily available, the fair value of which is determined by the Company’s board of directors in good faith). The fair value of such investments have not yet been determined by the Company’s board of directors and the actual fair value of such investments, when determined by the Company’s board of directors, may be different than the estimates reported herein. In addition, the information presented above does not include all of the information regarding the Company’s financial condition and results of operations as of and for the quarterly period ended June 30, 2014 that may be important to investors. As a result, investors are cautioned not to place undue reliance on the information presented above and should view this information in the context of the Company’s full second quarter results when such results are disclosed by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2014. The information presented above is based on current management expectations that involve substantial risk and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information. The Company assumes no duty to update these preliminary estimates except as required by law.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act, except as expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by the Company as to the materiality of such information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCP CAPITAL CORP.

Date: July 28, 2014

	By:	/s/ Paul L. Davis
	Name:	Paul L. Davis
	Title:	Chief Financial Officer